EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184383) of Realogy Holdings Corp. (formally known as Domus Holdings Corp.) and its subsidiaries and Realogy Group LLC (formally known as Realogy Corporation) and its subsidiaries of our reports dated February 25, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 25, 2013